EXHIBIT 99

FOR RELEASE, Tuesday, March 16, 2004	For Further Information Contact:

2:00 p.m. Pacific Standard Time	Kelly Masuda, Investor Contact
(310) 231-4148 or kmasuda@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS FIRST QUARTER 2004 REVENUES OF $1.35 BILLION AND EPS OF $1.75
Revenue Growth of 24%; Operating Margin Up .9 percentage points; EPS Improves 40%
Net Orders Up 23%; Backlog Increases 40% to $3.67 Billion

     Los Angeles, CA, March 16, 2004 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced its financial results for the first quarter of 2004. Highlights include:

•	Total revenues of $1.35 billion for the quarter ended February 29, 2004 increased 24% from $1.09 billion for quarter ended February 28, 2003. This strong revenue growth was driven by higher selling prices as well as an 18% increase in unit delivery volume to 6,196 in the first quarter of 2004 from 5,263 in 2003. Unit delivery volume increased in nearly all of the Company’s geographic regions, with the largest increase occurring in its expanded Southeast region.

•	Net income for the first quarter of 2004 reached $74.2 million, up 40% from $52.8 million in the first quarter of 2003. This significant earnings growth was fueled by the combined effects of higher revenues and an improved operating margin. Diluted earnings per share rose 40% to $1.75 in 2004 from $1.25 in the first quarter of 2003.

•	Company-wide net orders for the first quarter increased 23% to 8,054 in 2004 from the 6,549 net orders reported for the corresponding quarter of 2003. The Company’s backlog at February 29, 2004 stood at 16,660 units, up 3,351 units or 25% from 13,309 units at February 28, 2003. The dollar value of backlog at February 29, 2004 totaled approximately $3.67 billion, up 40% from $2.63 billion at February 28, 2003. All geographic regions of the Company posted backlog growth on a year-over-year basis.

•	On January 6, 2004, the Company expanded its operations into South Carolina through the acquisition of Palmetto Traditional Homes, a privately-held builder of single-family homes in Charleston, Columbia and Greenville, South Carolina. The Palmetto acquisition increases the Company’s market presence in its Southeast region, which has undergone substantial growth in recent years as a result of other acquisitions and organic growth. Palmetto delivered 570 homes in 2003.

•	The Company issued $250.0 million of 5 3/4% senior notes in a private placement on January 28, 2004. Proceeds from the notes, which are due February 1, 2014, were used to repay borrowings under the Company’s $1 billion unsecured revolving credit facility. As of February 29, 2004, the Company had more than $750.0 million of borrowing capacity available under the facility.

     “Strong top-line growth, in both units and revenues, was a key driver of our excellent financial results in the first quarter of 2004,” said Bruce Karatz, chairman and chief executive officer. “The broadening of our geographic footprint, through both organic growth and recent acquisitions, pushed our unit volume well ahead of the prior year quarter. In our Southeast region, which has been the primary focus of recent expansion, unit deliveries nearly tripled from year-earlier levels. Our revenue growth in the quarter was further enhanced by increases in our average selling price in most of our geographic regions as the high demand for housing combined with the constrained housing supply continued to support higher prices.”

     With unit deliveries increasing in most of the Company’s regions, total delivery volume rose 18% to 6,196 in the first quarter of 2004. Unit delivery growth was particularly strong in the Southeast region due to the Company’s significantly increased presence in the region. Total revenues for the first quarter of 2004 amounted to $1.35 billion, up 24% from the year-earlier quarter revenues of $1.09 billion. Housing revenues rose 26% to $1.33 billion from $1.06 billion in the year-earlier quarter due to the increase in unit volume as well as a higher average selling price. The Company’s overall average selling price for the first quarter of 2004 of $215,000 was up 7% compared to $201,700 in 2003.

     Construction operating income for the first quarter of 2004 increased 38% to $119.5 million from $86.7 million in the year-earlier quarter due to the combined effects of higher revenues and an improved operating margin. The Company’s construction operating margin increased to 8.9% in the first quarter of 2004 from 8.0% in the first quarter of 2003, driven by an increase in the housing gross margin to 22.3% in 2004 from 21.5% in 2003, and improvement in the selling, general and administrative expense ratio. Higher revenues and an increased operating margin contributed to net income advancing to $74.2 million in the first quarter of 2004, up 40% from $52.8 million in 2003. Earnings per diluted share also rose 40% to $1.75 in the first quarter of 2004 from $1.25 in the year-earlier quarter.

     “Our construction operations continued to perform well in the first quarter of 2004 as evidenced by our operating income margin improving nearly a full percentage point from the year-earlier quarter,” Karatz said. “We have a well-defined, proven business strategy for managing the profitable growth and geographic diversification of our operations. We continue to invest in new and existing markets across the country, but only where we believe our high standards of performance can be met.”

     The Company generated 8,054 net orders for the quarter ended February 29, 2004 which represented an increase of 23% from the 6,549 net orders posted for the corresponding quarter of 2003. Net orders for the first quarter of 2004 were higher in each of the Company’s geographic regions on a year-over-year basis. The robust net order growth drove the Company’s backlog value to approximately $3.67 billion at February 29, 2004, a 40% increase compared to $2.63 billion at February 28, 2003. Total backlog units at February 29, 2004 were up 25% year-over-year to 16,660 units from 13,309 units at February 28, 2003. The improvement in backlog occurred across all of the Company’s geographic regions.

     “Our net orders in the first quarter exhibited the strength of our operations and propelled our backlog to approximately $3.67 billion at the end of the quarter,” said Karatz. “We were particularly pleased that our Central region net orders bounced back in the quarter and outpaced the year-earlier quarter. Our recent moves in our Southeast region through acquisitions, combined with the anticipated growth in our existing operations, are expected to fuel the Company’s performance in 2004. Our outlook for the full year also remains optimistic as a result of our healthy backlog and the excellent results achieved by our financial performance in the first quarter.”

The Conference Call on the First Quarter 2004 Earnings will be broadcast live TOMORROW at 9:30 a.m. Pacific Standard Time, 12:30 p.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois and Texas; and Southeast — Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered 27,331 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-888-KB-HOMES or visit the Company’s Web site at www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended February 29, 2004 and February 28, 2003
(In Thousands, Except Per Share Amounts-Unaudited)

	Three Months

	2004	2003

Total revenues	$1,353,409	$1,094,950

Construction:
Revenues	1,341,879	1,081,426
Costs and expenses	(1,222,400)	(994,705)

Operating income	119,479	86,721
Interest income	1,189	758
Interest expense, net of amounts capitalized	(4,521)	(10,446)
Minority interests	(8,706)	(2,075)
Equity in pretax income of unconsolidated joint ventures	1,237	168

Construction pretax income	108,678	75,126

Mortgage banking:
Revenues:
Interest income	2,565	4,455
Other	8,965	9,069

	11,530	13,524
Expenses:
Interest	(1,063)	(2,170)
General and administrative	(8,437)	(7,641)

Mortgage banking pretax income	2,030	3,713

Total pretax income	110,708	78,839
Income taxes	(36,500)	(26,000)

Net income	$74,208	$52,839

Basic earnings per share	$1.90	$1.32

Diluted earnings per share	$1.75	$1.25

Basic average shares outstanding	39,157	40,175

Diluted average shares outstanding	42,356	42,279

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands-Unaudited)

	February 29,	November 30,	February 28,
	2004	2003	2003

ASSETS
Construction:
Cash and cash equivalents	$160,599	$116,555	$242,433
Receivables	432,569	430,266	349,550
Inventories	3,216,485	2,883,482	2,309,822
Investments in unconsolidated joint ventures	36,357	32,797	24,926
Deferred income taxes	162,360	165,896	177,131
Goodwill	238,211	228,999	191,930
Other assets	139,415	124,751	116,888

	4,385,996	3,982,746	3,412,680

Mortgage banking:
Cash and cash equivalents	68,578	21,564	11,352
Receivables	161,389	219,532	363,380
Other assets	12,603	12,017	14,203

	242,570	253,113	388,935

Total assets	$4,628,566	$4,235,859	$3,801,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$623,450	$554,387	$440,662
Accrued expenses and other liabilities	493,912	574,527	363,346
Mortgages and notes payable	1,565,706	1,253,932	1,305,982

	2,683,068	2,382,846	2,109,990

Mortgage banking:
Accounts payable and accrued expenses	35,266	31,858	40,826
Notes payable	125,747	132,225	266,507
Collateralized mortgage obligations secured by mortgage-backed securities	4,313	6,848	12,838

	165,326	170,931	320,171

Minority interests	98,429	89,231	73,512
Stockholders’ equity	1,681,743	1,592,851	1,297,942

Total liabilities and stockholders’ equity	$4,628,566	$4,235,859	$3,801,615

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 29, 2004 and February 28, 2003
(In Thousands-Unaudited)

	Three Months

	2004	2003

Construction Revenues:
Housing	$1,331,972	$1,061,656
Commercial	3,054	17,283
Land	6,853	2,487

Total	$1,341,879	$1,081,426

	Three Months

	2004	2003

Costs and Expenses:
Construction and land costs
Housing	$1,034,741	$832,882
Commercial	2,125	13,258
Land	6,202	1,889

Subtotal	1,043,068	848,029
Selling, general and administrative expenses	179,332	146,676

Total	$1,222,400	$994,705

	Three Months

	2004	2003

Interest Expense:
Interest incurred	$30,600	$30,768
Interest capitalized	(26,079)	(20,322)

	$4,521	$10,446

	Three Months

	2004	2003

Other Information:
Depreciation and amortization	$5,233	$4,969
Amortization of previously capitalized interest	15,720	14,461

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 29, 2004 and February 28, 2003
(Unaudited)

	Three Months

	2004	2003

Average Sales Price:
West Coast	$389,300	$348,800
Southwest	193,600	171,000
Central	149,000	149,200
Southeast	164,000	164,700
France	213,500	160,100

Total	$215,000	$201,700

	Three Months

	2004	2003

Unit Deliveries:
West Coast	1,106	1,161
Southwest	1,654	1,375
Central	1,658	1,600
Southeast	918	341
France	860	786

Total	6,196	5,263

Unconsolidated Joint Ventures:	143	47

	Three Months

	2004	2003

Net Orders:
West Coast	1,640	1,355
Southwest	2,023	1,954
Central	2,192	1,953
Southeast	1,254	424
France	945	863

Total	8,054	6,549

Unconsolidated Joint Ventures:	350	63

	February 29, 2004		February 28, 2003

(Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value

Backlog Data:
West Coast	3,175	$1,233,144	2,574	$873,999
Southwest	4,232	827,151	3,374	571,920
Central	4,105	628,672	4,012	600,933
Southeast	2,568	432,713	1,107	185,365
France	2,580	552,120	2,242	397,871

Total	16,660	$3,673,800	13,309	$2,630,088

Unconsolidated Joint Ventures:	728	$133,428	61	$8,174